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                                                         Exhibit 4.4.3

                        GULFMARK OFFSHORE, INC.
                     EMPLOYEE STOCK PURCHASE PLAN

   1. Purpose. The purpose of this GulfMark Offshore, Inc. Employee Stock Purchase Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed in a manner consistent with the requirements of that Section of the Code.

   2.  Definitions.

       (a)  "Board" shall mean the Board of Directors of the Company.

       (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

       (c) "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

       (d) "Company" shall mean GulfMark Offshore, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

       (e) "Compensation" shall mean all cash compensation received by an Employee from the Company or a Designated Subsidiary and includable in the Employee's gross income for federal income tax purposes, other than any taxable reimbursements. By way of illustration, but not limitation, "Compensation" shall include regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but shall exclude relocation reimbursements, expense reimbursements, tuition or other reimbursements, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

       (f) "Designated Subsidiary" shall mean any Subsidiary of the Company designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

       (g) "Employee" shall mean any individual who is an employee of the Company for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed by either statute or contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

       (h)  "Enrollment Date" shall mean the first day of each Offering
Period.

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       (i)  "Exercise Date" shall mean the last day of each Offering
Period.

       (j) "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

             (1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

             (2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

             (3) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

       (k) "Offering Period" shall mean a period of approximately three (3) months during which an option granted pursuant to the Plan maybe exercised. There shall be four Offering Periods in each calendar year commencing and ending as follows: commencing on the first Trading Day on or after January 1, and terminating on the last Trading Day in the period ending the following March 31; commencing on the first Trading Day on or after April 1, and ending on the last Trading Day in the period ending the following June 30; commencing on the first Trading Day on or after July 1, and terminating on the last Trading Day in the period ending the following September 30; and commencing on the first Trading Day on or after October 1, and terminating on the last Trading Day in the period ending on the following December 31. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

       (l) "Participant" shall mean an eligible Employee who has elected to participate in the Plan.

       (m) "Plan" shall mean this GulfMark Offshore, Inc. Employee Stock Purchase Plan.

       (n) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 20 of this Plan.


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       (o)  "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan, but not yet placed under option.

       (p) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

       (q) "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

   3.  Eligibility.

       (a) Any Employee employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan, except:

             (1) Any Employee employed by the Company for less than three (3) months before the applicable Enrollment Date;

             (2) Any Employee whose customary employment is less than 20 hours per week; and

             (3) Any Employee whose customary employment is not more than five (5) months in any calendar year.

       (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (including by attribution under Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock of the Company constituting in the aggregate five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) to the extent that his or her option rights to purchase stock under this Plan and any other employee stock purchase plans of the Company and its subsidiaries exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) in the aggregate for each calendar year in which such option right is outstanding at any time.

   4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods of three (3) months' duration, with a new Offering Period commencing on the first Trading Day on or after January 1, April 1, July 1, and October 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The first Offering Period under the Plan shall commence with the first such first Trading Day on or after January 1, 2002. The Board shall have the power to change the duration and timing of Offering Periods with respect to future offerings without shareholder approval.


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   5.  Participation

       (a) An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form provided by the Company and filing it with the designated human resources representative of the Company before the applicable Enrollment Date, unless a later time for submission is set by the Board for all eligible Employees with respect to a given Offering Period.

       (b) Payroll deductions for a Participant shall commence on the first payroll date occurring on or after the applicable Enrollment Date and shall end on the last payroll date occurring on or before the Exercise Date of the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in
Section 10 hereof.

   6.  Payroll Deductions.

       (a) At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount equal to a whole percentage (e.g., 1%, 2%, etc.), but not exceeding fifteen percent (15%), of the Compensation that he or she receives on each pay day during the Offering Period.

       (b) All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account. A Participant's account shall be only a bookkeeping account maintained by the Company, and neither the Company nor any Subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a Participant's account.

       (c) A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, but no other change can be made and, specifically, a Participant may not alter the rate of his or her payroll deductions during an Offering Period. A Participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

       (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. In such event, payroll deductions shall recommence at the rate provided in such Participant's subscription agreement at the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 hereof







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       (e)  At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for federal, state, or other tax withholding obligations, if any, arising upon the exercise of the option or the disposition of the Common Stock. The Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Company to meet applicable withholding obligations related to the Participant's tax obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee which may be available to it.

   7. Grant of Option. Effective on the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, a number of shares of the Company's Common Stock determined by dividing such Employee's total payroll deductions actually made before such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price without adjustment for changes in the Compensation of the Participant

   8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participants account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant's account that are not sufficient to purchase a full share shall be retained in the Participant's account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other funds left over in a Participant's account after the Exercise Date shall be returned to the Participant. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.

   9. Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the delivery to each Participant, or to a broker designated by the Committee, of a stock certificate evidencing the shares purchased upon exercise of the option. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.







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   10.  Withdrawal.

       (a) A Participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time on or before fifteen (15) calendar days before the Exercise Date by giving written notice to the designated human resources representative of the Company in the form provided by the Company. All of the Participant's payroll deductions credited to his or her account shall be paid to such Participant promptly after receipt of notice of withdrawal, such Participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period or any Offering Period thereafter unless the Participant delivers to the Company a new subscription agreement.

       (b) A Participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any succeeding Offering Period commencing after the termination of the Offering Period from which the Participant withdraws.

   11. Termination of Employment. Upon a Participant's ceasing to be an Employee for any reason at any time on or prior to an Exercise Date of an Offering Period, he or she shall be deemed to have elected to withdraw from the Plan, and the payroll deductions credited to such Participant's account during such Offering Period shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant's option shall be automatically terminated.

   12. No Interest. No interest shall accrue or be payable on the payroll deductions of a Participant in the Plan.

   13.  Stock.

       (a) The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares or shares originally issued by the Company.

       (b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock available for sale under the Plan shall be 200,000 shares. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

       (c) The Participant shall have no interest or voting rights in shares covered by his or her option or in any dividends declared by the Company in respect of its outstanding Common Stock until such option has been exercised.
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       (d)  Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse, as designated by the Participant.

   14. Administration. The Plan shall be administered by the Board or a designated committee of members of the Board appointed by the Board. Initially, the Board has designated the Compensation Committee of the Board of Directors as responsible for administering the Plan. The Board or its designated committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision, and determination made by the Board or its designated committee shall, to the fullest extent permitted by law, be final and binding upon all parties.

   15.  Designation of Beneficiary.

       (a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to an Exercise Date on which the option is exercised, but before delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death before exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

       (b) Such designation of beneficiary maybe changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant or if, to the best of the Company's knowledge, no such executor or administrator has been appointed, the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

   16. Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.



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   17.  Use of Funds. All payroll deductions received or held by the
Company under the Plan shall be general corporate funds and as such may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or pay interest thereon.

   18. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, and the remaining cash balance, if any.

   19.  Adjustments Upon Changes in Capitalization, Dissolution,
Liquidation, Merger, or Asset Sale.

       (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each Participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final and binding on all parties. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

       (b) Dissolution or Liquidation.. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately before the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board shall notify each Participant in writing, at least ten (10) business days before the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless before such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof






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       (c)  Merger or Asset Sale.  In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed, or an equivalent option substituted, by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume the option or substitute equivalent options, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each Participant in writing, at least ten (10) business days before the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless before such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

   20.  Amendment and Termination.

       (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in
Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in
Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted that adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such degree as required.

       (b) Without shareholder consent and without regard to whether any Participant's rights may be considered to have been "adversely affected," the Board shall be entitled to: change the Offering Periods, the maximum amount of permitted payroll deductions, and the frequency and/or number of permitted changes in the amount withheld during an Offering Period; establish the exchange ratio applicable to amounts withheld in a currency other than U. S. dollars; permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections; establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation; and establish such other limitations and procedures as the Board determines in its sole discretion are advisable.

       (c) In the event that the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:
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             (1)  altering the Purchase Price for any Offering Period,
including an Offering Period underway at the time of the change in Purchase Price;

             (2) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

             (3)  reallocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.

   21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

   22.  Conditions Upon Issuance of Shares.

       (a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange on which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

       (b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

   23. Term of Plan. The Plan shall become effective at the commencement of the first Offering Period following its adoption by the Board, subject to approval by the shareholders in accordance with Treasury Regulations Section l.423-2(c)(1999) within 12 months after its adoption. Once effective, the Plan shall continue in effect for a term of ten (10) years unless sooner terminated by the Board pursuant to Section 20 hereof.








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   24.  Additional Restrictions of Rule 16b-3.  The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. In the cases of any such persons, this Plan and options issued to such persons shall be deemed to contain, and the shares issued upon exercise of such options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from
Section 16 of the Exchange Act with respect to Plan transactions on behalf of such persons.












































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